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Pricing Supplement No. 6 Dated January 14, 2003	Registration Statement No. 333-86720
(To Prospectus Supplement Dated May 16, 2002	Filed Pursuant to Rule 424(b)(2)
and Prospectus Dated April 29, 2002)

CREDIT SUISSE FIRST BOSTON (USA), INC.
MEDIUM-TERM NOTES
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

The Medium-Term Notes, as further described below and in the accompanying Prospectus Supplement under "Description of Notes", will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Agent:    Credit Suisse First Boston Corporation

Principal Amount:	50MM	Optional Conversion:	N/A
Price To Public:	100.00%	Optional Repayment Date:	Non Call/Life
Underwriting Discount:	N/A
Percentage To Issuer:	100.00%	Business Day Jurisdiction:	New York
Settlement Date (Original Issue Date):	January 14, 2003	Initial Redemption Percentage:	N/A
Specified Currency:	US Dollar	Initial Redemption Date:	N/A
Authorized Denomination:	$1,000 and integral multiples thereof	Annual Redemption Percentage Reduction:	N/A
Optional Extension of Maturity:
Maturity Date:	January 14, 2005	Form of Note:	Book Entry
Fixed Rate or Floating Rate Note:	Floating Rate
Initial Interest Rate:	TBD
Interest Rate Basis:	Fed Funds Open
Maximum/Minimum Interest Rate:	N/A	Initial Interest Reset Date: Interest Reset Date(s):	Daily Daily
Spread to Index:	+53 basis points
First Coupon:	TBD
Interest Payment Date:	Quarterly. Pays the 14th of each January, April, July and October. Subject to the modified business convention.	Specify if Note is indexed, renewable, dual currency, amortizing, or OID, if applicable:	N/A
Interest Determination Date:	Daily, For the Purpose of calculating the Coupon Rate Fed Funds Open shall be determined each New York Business Day. The Fed Funds Open shall be the rate set forth on Telerate Page 5	Day Count:	ACT/360
		CUSIP:	22541FDA1
First Interest Payment Date:	April 14, 2003
Settlement:	DTC #355

Credit Suisse First Boston

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CREDIT SUISSE FIRST BOSTON (USA), INC. MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE